Exhibit 10.5

Four Embarcadero Center, Suite 3200 San Francisco, CA 94111 Tel: +1 415 738 6500 www.digitalrealty.com

January 4, 2021

VIA EMAIL
[Redacted]

RE:Amended Management Agreement

Dear David:

I write to follow up on my letter dated September 27, 2020 and your response dated October 4, 2020, regarding your continuing position with the DLR Group, as defined below. We are pleased to inform you that we have received formal approval from the Compensation Committee of our Board of Directors on the terms of the new role you will take as of the date hereof.

Digital Realty Trust, Inc., DLR, LLC, and InterXion II B.V. (together with their respective affiliates, the “DLR Group”) and you have agreed to amend the terms of your current Management Agreement, dated June 28, 2019, as set forth in the Amended Management Agreement attached hereto as Exhibit A (“Amended Management Agreement”), to reflect our continuing relationship at InterXion II B.V. and your transition to your new role at Digital Realty Trust, Inc. and DLR, LLC (together, “DLR”), which include the following as of the date hereof: (i) your current statutory director position at InterXion II B.V., which you will maintain, and (ii) your new role at DLR as EVP, Strategic Advisor. As set forth in the original Management Agreement, the Amended Management Agreement will terminate on June 30, 2022 according to its terms and by operation of law without any further notice.

Delivery of Shares and Retention Bonus

You and DLR acknowledge and agree that on or about December 30, 2020 and January 1, 2021, DLR delivered to you a total of 10,250 shares and 18,694 shares, respectively (less, in each case, that number of shares that were withheld to satisfy required tax withholdings), of common stock of Digital Realty Trust, Inc. in respect of DLR restricted stock units resulting from your INXN Performance Shares.

You and DLR hereby further agree as follows:

(i)	On January 4, 2021 or as soon as administratively practicable thereafter following receipt of executed copies of this letter agreement, the Amended Management Agreement, and all accompanying agreements, DLR shall deliver to you a total of 130,495 shares of common stock of Digital Realty Trust, Inc. (the “Shares”) in respect of DLR restricted stock units resulting from your converted INXN Performance Shares (“RSUs”), and

(ii)	On January 4, 2021 or within one business day following receipt of executed copies of this letter agreement, the Amended Management Agreement, and all accompanying agreements, InterXion II B.V. will pay you a cash retention bonus equal to US$779,121, with such amount to be paid in Euros by InterXion II B.V. based upon the closing exchange rate as of the trading date prior to the date of payment.

Any payments made or benefits (deemed) granted to or realized by you under or in connection with the matters set forth in this letter, the Management Agreement, the Amended Management Agreement, or any ancillary agreements shall be subject to customary withholding by Digital Realty Trust, Inc., DLR, LLC, or InterXion II B.V., as the case may be, of the employee/service provider portion of all applicable taxes, levies, and duties that are required to be withheld (excluding for the avoidance of doubt the employer part of any social security contributions). Any of Digital Realty Trust, Inc., DLR, LLC, or InterXion II B.V., as the case may be, also shall withhold such number of the Shares as is required to pay any withholding or remittance of any taxes, levies, or duties owed by you or by it as withholding agent for your account in connection with the delivery of the Shares. Notwithstanding the foregoing, in no event shall you have any liability or obligation to indemnify any member of the DLR Group for any levy due under article 32bb of the Dutch Wage Tax Act (Wet op de loonbelasting 1964) or any other (pseudo-) levy on any member of the DLR Group.

[      *      ] You acknowledge and agree that other than the RSUs, you do not hold or have any rights with respect to any equity-based awards in any member of the DLR Group.

Relocation and Final Remarks

As discussed, in the event that you have not yet relocated to the U.S. as of the date hereof, we expect that you will relocate to the U.S. as promptly following the date hereof as is feasible given the current circumstances relating to travel from the Netherlands to the United States.

[*] Confidential information has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit 10.5

Four Embarcadero Center, Suite 3200 San Francisco, CA 94111 Tel: +1 415 738 6500 www.digitalrealty.com

Please return a fully executed copy of this letter agreement, the Amended Management Agreement, and all accompanying agreements at your earliest convenience. In case you have any questions, do not hesitate to reach out.

Very truly yours,

(Also on behalf of DLR and InterXion II B.V.)

/s/ A. William Stein

A. William Stein

Chief Executive Officer

ACCEPTED and AGREED
as of January 4, 2021

/s/ David Ruberg

David Ruberg

EXHIBIT A

Amended Management Agreement to be attached separately

AMENDED MANAGEMENT AGREEMENT

THE UNDERSIGNED:

(1)	the legal successor of InterXion Holding N.V., being InterXion II B.V. (“INXII”), a company incorporated under the laws of the Netherlands, having its registered seat in Amsterdam and address at (1096 AM) Amsterdam, H.J.E. Wenckebachweg 127, registered in the Trade Register of the Chamber of Commerce under number 76490866;
(2)	Digital Realty Trust, Inc., a real estate investment trust (“REIT”) and DLR, LLC, a Maryland limited liability company (together with the REIT, “DLR”);

and

(3)	Mr. D. Ruberg (“Ruberg”), residing at [redacted].

whereas:

(A)	On 28 June 2019, Ruberg and the legal predecessor of INXII (InterXion Holding N.V.) entered into a management agreement for a definite period of time which will terminate by operation of law without notice being required on 30 June 2022 (“Management Agreement”) on the basis of which Ruberg provides services to INXII (and its legal predecessor InterXion Holding N.V.) in the Europe, Middle East, and Africa (“EMEA”) region as the senior executive running EMEA and serves as a statutory director of INXII (and its legal predecessor InterXion Holding N.V.);
(B)	On 10 March 2020, the REIT announced the completion of the exchange offer for InterXion Holding N.V., following which the combination was completed on 13 March 2020 and InterXion Holding N.V. merged into INXII by virtue of a legal merger and as part of the implementation of certain post-merger transactions;
(C)	The Management Agreement has remained in full force and effect following the completion of the combination and Ruberg has continued serving in his current leadership role and has been appointed as statutory director of INXII as of 13 March 2020;
(D)	Following further discussions on Ruberg’s role within DLR and its affiliates (collectively, “DLR Group”) and taking into account Ruberg’s preference to relocate to the United States, the parties have discussed that Ruberg will transition out of his role as the senior executive running EMEA while remaining a statutory director of INXII in the Netherlands and, in addition to his position as statutory director, will take on a new role based in the United States as Executive Vice President (“EVP”), Strategic Advisor of DLR;
(E)	Consequently, certain supplements and amendments to the Management Agreement are desirable and have been agreed upon in accordance with the terms included in this Amended Management Agreement, including the Severance Terms attached as Exhibit A hereto (“Amended Management Agreement”). This Amended Management Agreement provides both for (i) a continuation of certain of Ruberg’s general (statutory) duties in the Netherlands in his capacity as statutory director of INXII (“Services”) and (ii) responsibilities in connection with a new role as EVP, Strategic Advisor of DLR to be fulfilled by Ruberg in the United States (“Tasks”). This Amended Management Agreement will become effective as of 4 January 2021 (“Effective

Date”);
(F)	The parties acknowledge that the Services in the Netherlands and the Tasks related to the new role in the United States are governed by the laws of two separate jurisdictions (the Services as a statutory director are governed by Dutch law, and Ruberg’s Tasks in his new role as EVP, Strategic Advisor are governed by US law); and
(G)	This Amended Management Agreement is subject to the condition precedent of (i) Ruberg having provided proof of eligibility to work in the United States and (ii) Ruberg satisfactorily remaining in his current role until the Effective Date and not relocating out of his location in EMEA until the Effective Date or as soon thereafter as reasonably practicable.

Declare and have agreed as follows:

1	article 1 (services and tasks)
1.1	The parties agree that Ruberg shall continue to serve as a statutory director of INXII in the Netherlands. For the Services provided as a statutory director of INXII, the parties explicitly intend that this Amended Management Agreement on the terms and conditions set forth herein shall (continue to) be a service agreement (overeenkomst van opdracht) pursuant to article 7:400 DCC and further or any similar provision to other applicable law and do not intend that this Amended Management Agreement be or become an employment contract pursuant to article 7:610 DCC and further.
1.2	[ * ]
1.3	Ruberg shall perform the Services and the Tasks conscientiously at a level expected of Ruberg and in accordance with the instructions and requests from (and shall report to) the REIT's Chief Executive Officer. Ruberg commits to carrying out the Services and the Tasks to the best of his knowledge and ability, and to refrain from carrying out acts that could violate the responsibilities of the assignment and/or could directly or indirectly harm DLR or any other member of the DLR Group (or any of their goals and objectives).
1.4	From time-to-time, the parties may discuss and determine the exact scope of the Services and the Tasks.
a)	The Services will in any event include taking part in the decision-making as a statutory director of INXII, including in INXII board meetings which will in principle be organized in the Netherlands. While taking into account the position of INXII within the DLR Group, Ruberg has all the rights and obligations of a statutory director provided under Dutch law and the articles of association (statuten) of INXII.
b)	[ * ]
1.5	Given the nature of the Services and the Tasks and the function of Ruberg, flexibility is expected from Ruberg regarding performance of services outside business hours and/or exceeding the usual daily or weekly number of hours of work, without any additional compensation in return.
1.6	If Ruberg is a member of a supervisory board or becomes a non-executive director of another

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[*] Confidential information has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

company within the DLR Group by virtue of his position as statutory director of INXII (so-called “q.q.-supervisory directorships”), Ruberg’s remuneration shall not be increased beyond that specified in this Amended Management Agreement.
2	Article 2 Duration of the AMENDED MANAGEMENT Agreement
2.1	As per the original Management Agreement, Ruberg’s engagement as a statutory director and as EVP, Strategic Advisor of DLR following the Effective Date of this Amended Management Agreement is for a defined period of time and will terminate by operation of law on 30 June 2022 without the requirement of any further notice by either party hereto.
2.2	Without prejudice to the provisions under Article 11, this Amended Management Agreement can at all times be terminated prematurely by either party in full only, with written notice of 1 month by Ruberg and 2 months by INXII or other member of the DLR Group.
2.3	At the termination of this Amended Management Agreement, Ruberg shall resign from any q.q.-supervisory directorship(s) and from any so-called q.q.-position(s) held by him as referred to in Article 1.6 of this Amended Management Agreement.
2.4	Upon termination of this Amended Management Agreement for any reason, Ruberg’s position as a statutory director in the Netherlands and all of his positions with the DLR Group (including as EVP, Strategic Advisor or such other position(s) as may then be held by Ruberg) shall automatically and without further action terminate. Unless otherwise agreed upon between the Parties in writing, this Amended Management Agreement cannot be terminated partially for either the role as statutory director of INXII or the role as EVP, Strategic Advisor of DLR.
3	Article 3 Remuneration
3.1	Ruberg’s total annualized fixed remuneration will be $650,000 gross (“Annual Remuneration”).
3.2	Ruberg’s Annual Remuneration will be paid (pro rata) in the following manner:
a)	An annual fixed fee of $150,000 gross will be paid in equal bi-yearly installments (i.e. $75,000 in January 2021, $75,000 in July 2021 and $75,000 in January 2022) directly by INXII for his Services as a statutory director of INXII; and
b)	The annual salary of $500,000 gross will be paid directly by DLR, LLC per DLR’s payroll practices for his Tasks as EVP, Strategic Advisor of DLR;
1The payments are subject to applicable withholdings and deductions, as further specified in Article 7 of this Amended Management Agreement.
3.3	If Ruberg is unable to perform the Services for an uninterrupted period of more than 12 weeks as a result of his illness or occupational disability or for any other reason, Ruberg will not be entitled to the remuneration referred to in Article 3.2(a) and any paid fee relating to the period after 12 weeks will have to be reimbursed by Ruberg~~.~~
3.4	If Ruberg is unable to perform the Tasks for an uninterrupted period as a result of his illness or occupational disability or for any other reason, Ruberg will, to the extent applicable, be subject to the disability and other policies of the DLR Group.
4	ARTICLE 4 (Annual bonus and Annual Restricted Stock Unit Award)

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4.1	With respect to the Tasks, Ruberg will be eligible to receive an annual cash bonus (“Annual Bonus”) targeted at 110% of his Annual Remuneration, subject to achieving certain targets as set annually by the Committee (as defined below). The goal of the Committee is to set the bonus targets by 1 March of the year the targets apply to. In the event that this Agreement terminates pursuant to Section 2.1, Ruberg will be entitled to a pro rata part of his bonus for 2022, the year that this Agreement terminates, in so far as the pro rata targets for that year have been met. Any such pro rata bonus will be paid by DLR Group to the extent earned on the same date as the bonuses for other executive officers of the DLR Group are paid generally, but in no event later than 15 March 2023.
4.2	The target amount of Ruberg’s 2020 Annual Bonus will be determined by the Committee, and will be no less than Ruberg’s 2019 target bonus (as set forth in the Purchase Agreement between the REIT and InterXion Holding N.V.), and will be paid by INXII to the extent earned on the same date as the bonuses for other executive officers of the DLR Group are paid generally, but in no event later than 15 March 2021.
4.3	Subject to approval by the Compensation Committee of the REIT or its delegate(s) (“Committee”), during Ruberg’s engagement by INXII and DLR, Ruberg will be eligible to receive annual awards from the REIT under the REIT’s 2014 Incentive Award Plan, as amended, supplemented, and restated from time to time or any successor plan. Each annual award (if any) is expected to be comprised of Restricted Stock Units (each such grant, a “Grant”). The number of Restricted Stock Units subject to each Grant will be determined by the Committee in its discretion. All Grants to be received by Ruberg (if any) will be made in consideration for the agreement to abide by the obligations set forth in the ECCA. Subject to Ruberg’s continued engagement with INXII and DLR as provided hereunder, each Grant shall vest in accordance with a vesting schedule approved by the Committee. Consistent with the foregoing, the terms and conditions of each Grant shall be set forth in a Restricted Stock Unit Agreement which will be provided to Ruberg for acceptance and as evidence of such Grant as soon as administratively possible following the grant date. The decision to award any Grant to Ruberg, and the amount and other terms and conditions of any such Grant, will be determined by the Committee in its sole discretion, and Ruberg will have no right or entitlement to any Grant prior to its grant.
5	ARTICLE 5 (SEVERANCE)
5.1	Ruberg shall be eligible to receive certain severance benefits in the event of specified terminations as set forth in the Severance Terms attached as Exhibit A hereto (“Severance Terms”). Unless specifically stated or agreed otherwise, the Articles of this Amended Management Agreement apply mutatis mutandis to the provisions in the Severance Terms.
6	ARTICLE 6 (benefits and Expenses)
6.1	During Ruberg’s engagement hereunder with DLR, Ruberg will be eligible to participate in applicable group welfare benefit plans that are maintained or sponsored by DLR or other member
6.2	of the DLR Group and governed by applicable plan documents, which are available upon request. Ruberg will also be eligible for the Flexible Vacation Program.
6.3	If, and to the extent that INXII and/or DLR (as the case may be) has given prior approval for such expenses, INXII and/or DLR (or other member of the DLR Group, as applicable) shall reimburse all reasonable expenses incurred by Ruberg in the performance of the Services or the Tasks in accordance with DLR Group policy and applicable law.

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7	ARTICLE 7 (Tax)
7.1	The parties agree and will take the position that for Dutch wage tax and social security purposes, the relationship between INXII and Ruberg qualifies as an employment relationship.
7.2	The parties acknowledge and agree that the remuneration set forth in Clause 3.2(a) shall be adequate for the Services based on the current intentions of the Parties and accordingly all other remuneration and compensation under this Amended Management Agreement and ancillary agreements shall be allocated to the Tasks, unless specifically stated or agreed otherwise and it being understood that the foregoing shall only apply in relation to the Amended Management Agreement as of 4 January 2021. Parties shall in good faith discuss any changes to this allocation. Notwithstanding the preceding sentence, the allocation of severance payments under the Severance Terms will be separately determined by INXII and DLR in their discretion. DLR Group shall have the right to request and/or enter into agreements or rulings with competent tax authorities confirming the allocation of and treatment of any remuneration or compensation under this Amended Management Agreement or any ancillary agreements for purposes of satisfying their respective tax withholding or reporting obligations and, notwithstanding anything set forth to the contrary herein, the parties shall act in accordance with any such agreement or ruling.
7.3	Each of INXII and DLR shall be entitled to withhold any applicable wage or payroll taxes and social security contributions from any payments to Ruberg or other (deemed) benefits granted, in cash or in kind, including under the Amended Management Agreement or otherwise, which taxes and contributions shall include, without limitation, any applicable Dutch wage tax that are required to be withheld for the account of Ruberg and the part of any social security contributions that are required to be withheld for the account of Ruberg and applicable U.S. Federal, state, and local income and employment taxes that are required to be withheld for the account of Ruberg. Notwithstanding the foregoing, in no event shall Ruberg have any liability or obligation to indemnify any member of the DLR Group for any levy due under article 32bb of the Dutch Wage Tax Act (Wet op de loonbelasting 1964) or any other (pseudo-)levy on the DLR Group.
7.4	Ruberg is liable for any personal income tax, payroll taxes, wage withholding tax, his part of any social security contributions, and any other related or similar taxes, levies, contributions, or duties related to any payments received or any (deemed) benefits granted under the Amended Management Agreement or otherwise to the extent these are required to be paid by Ruberg or to be withheld or deducted from the relevant payments or benefits (excluding for the avoidance of doubt the employer part of any social security contributions), and Ruberg shall indemnify and hold harmless each of INXII, DLR, and, as an irrevocable third-party stipulation (onherroepelijk derdenbeding), any of its affiliates, and any directors, managers, and officers of INXII, DLR, or any of its affiliates against any such taxes, levies, contributions, or duties.
7.5	The parties acknowledge and agree that the Management Agreement and Amended Management Agreement, and all rights, obligations, receivables, payables, and liabilities thereunder, have transferred under universal title (onder algemene titel) to INXII by virtue of the legal merger between InterXion I B.V., INXII, and InterXion Holding N.V. executed by notarial deed dated 12 March 2020 and may transfer pursuant to any merger of INXII into Intrepid Midco B.V. followed by a merger of Intrepid Midco B.V. into Digital Intrepid Holding B.V., pursuant to any direct merger of INXII into Intrepid Midco B.V. or any similar or equivalent transaction.

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8	article 8 (non-competition / non-solicitation)

An essential part of the role and responsibilities of Ruberg is that he will on a daily basis (continue to) have access to and process key information on the conduct of the business of the DLR Group, including information on clients, relevant commercial and financial information (historical and planning), legal and tax matters, commercial strategies, and company know-how of the DLR Group (“Know-how”) and that he will be, on a regular basis, in contact with customers and other business contacts of the DLR Group (“Business Contacts”). The Know-how and Business Contacts are key to the success of the DLR Group. The DLR Group will or can suffer serious damages if a competitor were to obtain the Know-how and Business Contacts by way of the employment or services of Ruberg. Therefore, Ruberg acknowledges that during his engagement with the DLR Group he will not engage in any competing activities in any of the jurisdictions in which the DLR Group has business. Additionally, Ruberg’s non-competition/non-solicitation obligations that survive termination under the Management Agreement shall continue to survive termination under this Amended Management Agreement and the restricted geographical area for purposes of such post-termination obligations shall also include the United Kingdom as that was the original intent. Separately, the non-competition/non-solicitation obligations that survive termination under the ECCA shall continue to survive termination with respect to the Tasks. By signing this Amended Management Agreement, it is therefore agreed that:

8.1	Ruberg shall throughout the duration of this Amended Management Agreement, not be engaged or involved in any manner, directly or indirectly, whether for the account of Ruberg or for the account of or employed by others, in any enterprise which conducts activities in a field similar to or otherwise competes with that of any member of the DLR Group nor act as intermediary in whatever manner directly or indirectly. This obligation applies solely to any work activities or involvement of Ruberg within the each of the jurisdictions in which the DLR Group has business.
8.2	If this Amended Management Agreement ends by operation of law pursuant to Article 2.1 or because INXII or DLR terminates this Amended Management Agreement or takes the initiative thereto, Ruberg shall for a period of one year after termination hereof, not be engaged or involved in any manner, directly or indirectly, whether for the account of Ruberg or for the account of or employed by other, in any enterprise which conducts activities in a field similar to or otherwise competes with that of any member of the DLR Group nor act as intermediary in whatever manner directly or indirectly. This obligation applies solely to any work activities or involvement of Ruberg within the territory of any member state of the European Union and/or the United Kingdom.
8.3	If this Amended Management Agreement ends because Ruberg terminates this Amended Management Agreement or takes the initiative thereto, Ruberg shall:
a)	For a period of one year after termination hereof, not be engaged as an executive director in any enterprise which conducts activities in a field similar to or otherwise competes with that of any member of the DLR Group nor act as intermediary in whatever manner directly or indirectly. This obligation applies solely to executive directorships of Ruberg the territory of any member state of the European Union and/or the United Kingdom; and
b)	For a period of six months after termination hereof, not be engaged or involved in any manner, directly or indirectly, whether for the account of Ruberg or for the account of or employed by others, in any enterprise which conducts activities in a field similar to or otherwise competes with that of any member of the DLR Group nor act as intermediary in whatever manner directly or indirectly. This obligation applies solely to any work

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activities or involvement of Ruberg within the territory of any member state of the European Union and/or the United Kingdom.
8.4	In the event Ruberg breaches the obligations as expressed in paragraphs 1 through 3 of this Article 8, Ruberg shall, without notice of default being required, pay to INXII or DLR or other member of the DLR Group (as the case may be) for each such breach a penalty equal to an amount of $115,000, plus a penalty of $3,000 for each day such breach occurs and continues. Alternatively, such entity will be entitled to claim full damages.
9	ARTICLE 9 (non-disclosure)
9.1	In addition to the non-disclosure obligations as set out in the ECCA, Ruberg shall throughout the duration of this Amended Management Agreement and after this Amended Management Agreement has been terminated for whatever reason, refrain from disclosing in any manner to any individual (including other personnel of the DLR Group unless such personnel must be informed in connection with their work activities for the DLR Group) any information of a confidential nature concerning the DLR Group, which has become known to Ruberg as a result of his engagement with INXII or DLR and of which Ruberg knows or should have known to be of a confidential nature for as long as this information has not become publicly known through no wrongful act or negligence of Ruberg.
9.2	If Ruberg breaches the obligations pursuant to paragraph 1 of this Article 9, Ruberg shall, without any notice of default being required, pay a penalty of $3,000 to INXII or DLR or other member of the DLR Group (as the case may be) for each breach thereof. Alternatively, such entity will be entitled to claim full damages.
10	Article 10 (Documents)

Ruberg shall not have, nor keep in his possession, any documents and/or correspondence and/or data carriers and/or copies thereof in any manner whatsoever, which belong to INXII, DLR, or to any other member of the DLR Group and which have been made available to Ruberg as a result of the Services or the Tasks, except insofar as and for as long as is necessary for the performance of his work for INXII or DLR. In any event Ruberg will be obliged to return to INXII or DLR or to any other member of the DLR Group (as the case may be) immediately, without necessitating the need for any request to be made in this regard, any and all such documents and/or correspondence and/or data carriers and/or copies thereof upon termination of this Amended Management Agreement or suspension of Ruberg from active duty for whatever reason.

11	ARTICLE 11 (Termination)
11.1	INXII and/or DLR are entitled to terminate this Amended Management Agreement in full only - by giving notice in writing to Ruberg - without having to observe the notice period mentioned in Article 2 if:
a)	a material breach of this Amended Management Agreement is made by Ruberg and the breach is not remedied within 20 days after notification thereof, without prejudice to any other rights of the DLR Group in connection with such breach;
b)	Ruberg becomes bankrupt, requests a suspension of payment, is declared commercially incompetent by order of the court, enters into liquidation, compounds with his creditors or is

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unable to pay his debts as they mature or is involved in any insolvency or reorganisation proceedings supervised by a court;
c)	Ruberg is incapable of performing the Services or the Tasks for an uninterrupted period of more than twelve weeks, regardless of the reason thereof;
d)	Ruberg resigns or is dismissed (for any reason, whether for cause or otherwise) as statutory director of INXII.
11.2	The parties hereby agree that Ruberg will not be entitled to any compensation of whatever nature if INXII and/or DLR terminates this Amended Management Agreement pursuant to Article 11.1.
12	Article 12 (ECCA, Applicable policies and Gifts)
12.1	Except as set forth in this Amended Management Agreement or otherwise, Ruberg is subject to and shall abide by the Employee Confidentiality and Covenant Agreement (“ECCA”) attached hereto as Exhibit B, and all rules and regulations of the DLR Group, including but not limited to those set forth in the Employee Handbook, Code of Business Conduct and Ethics, Insider Trading Policy, and as otherwise promulgated and/or amended in the future or from time-to-time.
12.2	Ruberg shall not, in connection with the performance of his duties, directly or indirectly, accept or demand commissions, contributions, or reimbursements in any form whatsoever from third parties. This does not apply to customary promotional gifts of little value.
13	Article 13 (MIScellaneous)
13.1	This Amended Management Agreement, the Severance Terms, the ECCA as referred to in the Severance Terms as well as the arrangements set forth in that certain letter agreement, dated as of January 4 2021, between DLR and Ruberg regarding Proposed Amended Management Agreement (“Letter Agreement”) constitute the entire agreement between Ruberg on the one hand and INXII and DLR on the other hand in respect of the matters set forth herein. This Amended Management Agreement, the Severance Terms, the ECCA and the Letter Agreement supersede and, to the extent applicable, replace in their entirety all relevant previous agreements between Ruberg on the one hand and INXII and/or DLR on the other hand relating to the subject matter hereof (including but not limited to the Management Agreement and any other service agreements and/or employment agreements). After the Effective Date of this Amended Management Agreement, Ruberg on the one hand and INXII and DLR on the other hand can no longer derive any rights from agreements which have been superseded hereby, including any previous employment or other service agreements between Ruberg and the DLR Group.
13.2	Neither party hereto is entitled to assign its rights or obligations pursuant to this Amended Management Agreement without the prior written approval of the other parties, except that INXII, the REIT or DLR, LLC may assign this Amended Management Agreement to any other member of the DLR Group or to any successor to all or substantially all of such entity’s business or assets.
13.3	The legal and tax advice costs that Ruberg has incurred by the development of this Amended Management Agreement, Severance Terms, the ECCA and the Letter Agreement shall be borne by the DLR Group up to the amount of USD 10,000 incl. VAT.
13.4	This Amended Management Agreement is governed by the laws of the Netherlands, with the exception of Articles 1.2, 1.4b, 3.2b, 3.4, 4.1, 4.3 , 5.1, 6.1, 12.1, 12.2, 13.4, Exhibit A and the

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ECCA which will be governed by the laws of the state where Ruberg resides following his relocation to the US.
13.5	Any disputes arising out of or in connection with this Amended Management Agreement in connection with the Services or any of the general provisions including with respect to the existence or validity of this Amended Management Agreement, the validity of this article 13.5, and any non-contractual obligations arising out of or in connection with this Amended Management Agreement related to the Services (i) shall be governed by Dutch law and (ii) will be resolved by the Amsterdam District Court, without prejudice to the right of appeal to the Amsterdam Court of Appeal and appeal to the Supreme Court. Application for provisional measures, including protective measures, available under Dutch law will be brought in the Amsterdam District Court.
13.6	Except as provided in the Severance Terms, any disputes arising out of or in connection with this Amended Management Agreement in respect of the Tasks or any of the general provisions that are governed by US law, including with respect to the existence or validity of this Agreement, the validity of this article 13.6, and any non-contractual obligations arising out of or in connection with this Amended Management Agreement related to the Tasks, including whether the claims asserted are arbitrable, will be referred to and finally determined by arbitration in accordance with the JAMS Comprehensive Arbitration Rules and Procedures (“JAMS Rules”). The tribunal will consist of a sole arbitrator appointed by mutual agreement by the disputing parties; however, in the event the parties cannot reach agreement on an arbitrator within 5 business days after commencement of discussions on the selection of the arbitrator, the appointment of the arbitrator shall be conducted in accordance with the processes set forth in the JAMS Rules and the arbitrator shall be a retired judge of a United States federal court. The seat of the arbitration will be San Francisco. The language to be used in the arbitral proceedings will be English. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the applicable jurisdiction(s) referenced in Article 13.4 of the Amended Management Agreement, and the arbitrator is without jurisdiction to apply any different substantive law. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the United States Federal Rules of Civil Procedure. Judgment upon the award may be entered in any court having jurisdiction thereof. Each party will pay the fees for his, her or its own attorneys, subject to any fee-shifting statutes that govern the claims at issue in arbitration. However, in all cases where required by law, DLR will pay the arbitrator’s and the arbitration fees. If under applicable law DLR is not required to pay all of the arbitrator’s and/or the arbitration fees, such fee(s) will be apportioned between the parties by the arbitrator in accordance with said applicable law, and any disputes in that regard will be resolved by the arbitration. The parties undertake to keep confidential all awards in their arbitration, together with all materials in the proceedings created for the purpose of the arbitration and all other documents produced by another party in the proceedings not otherwise in the public domain, except to the extent that disclosure is required by applicable law.
13.7	In the event that Ruberg’s engagement is shared among members of the DLR Group, the payment or provision to Ruberg of any remuneration, benefits, or other financial obligations pursuant to this Amended Management Agreement may, subject to Article 3.2 above, be allocated between such members of the DLR Group, as applicable, in accordance with an employee sharing or expense allocation agreement entered into by such parties. The allocation of any severance payments under the Severance Terms will be determined by INXII and DLR in their discretion.

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THIS AGREEMENT HAS BEEN SIGNED IN TWO-FOLD ON JANUARY 4,_2021 BY:

/s/ Andrew Philip Power InterXion II B.V. Andrew Philip Power Statutory Director	/s/ Jeffrey Tapley InterXion II B.V. Jeffrey Michael Tapley Statutory Director

DIGITAL REALTY TRUST, INC. a Maryland corporation By: /s/ Cindy Fiedelman_____ Cindy Fiedelman, Chief Human Resources Officer

DLR, LLC,

a Maryland limited liability company

By: Digital Realty Trust, L.P.,

a Maryland limited partnership,

its Managing Member

By: Digital Realty Trust, Inc.,

a Maryland corporation

its General Partner

By: /s/ Cindy Fiedelman_____

Cindy Fiedelman,

Chief Human Resources Officer

/s/David Charles Ruberg
David Charles Ruberg

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Four Embarcadero Center, Suite 3200 San Francisco, CA 94111 Tel: +1 415 738 6500 www.digitalrealty.com

EXHIBIT A
SEVERANCE TERMS

In consideration of Ruberg’s continued engagement with the DLR Group, as provided in and subject to the Amended Management Agreement (“Amended Management Agreement”) to which this Exhibit A is attached, and for other good and valuable consideration, Ruberg is eligible to receive certain severance payments and benefits upon specified Terminations on the terms and conditions set forth in herein (these “Severance Terms”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section III of this Exhibit A or otherwise in the Amended Management Agreement.

I.	SEVERANCE BENEFITS
A.	Without Cause or for Good Reason. Subject to these Severance Terms and the terms of the Amended Management Agreement, in the event that, during the term of Ruberg’s engagement under the Amended Management Agreement (“Term”), Ruberg incurs a Termination by the DLR Group without Cause or by Ruberg for Good Reason, and provided that, after the Termination Date, Ruberg timely executes and does not subsequently revoke a full release of claims in substantially the form attached hereto as Appendix 1 (“Release”), in addition to any other accrued amounts payable to Ruberg through the Termination Date, Ruberg will be entitled to receive the severance benefits set out in subsections (i), (ii), (iii), and (iv) of this Section I(A). Notwithstanding anything contained in these Severance Terms or in the Amended Management Agreement, in no event shall the expiration of the Term or DLR’s or INXII’s election not to renew or extend the Term (or any Termination in connection therewith) constitute a Termination by the DLR Group without Cause or by Ruberg for Good Reason for purposes of these Severance Terms (including Section I(B) below) or otherwise.
(i)	Payable within sixty (60) days after the Termination Date (with the exact date to be determined by DLR in its discretion), a lump-sum severance payment in an amount equal to the sum of:
1.

one (1.0) (“Severance Multiple”) times the sum of (A) Ruberg’s Annual Remuneration as in effect on the Termination Date, plus (B) Ruberg’s target Annual Bonus for the fiscal year in which the Termination Date occurs (in the case of both (A) and (B), without giving effect to any reduction which constitutes Good Reason), plus

2.	the Stub Year Bonus, plus
3.	the Prior Year Bonus, if any.
(ii)	If Ruberg timely and properly elects to continue coverage under a DLR-sponsored group health plan pursuant to COBRA, for a period commencing on the Termination Date and ending on the earlier of (A) the twelve (12)-month anniversary of the Termination Date or (B) the date on which Ruberg becomes eligible to receive comparable group health insurance coverage under a subsequent employer’s plans (“Continuation Period”), DLR shall pay the full amount of the monthly COBRA premium for Ruberg and Ruberg’s dependents (if applicable) participating in such plan on the Termination Date; provided,

Exhibit A-1

(iii)	however, that if (x) any plan pursuant to which DLR is providing such coverage is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code (as defined below) under Treasury Regulation Section 1.409A-l(a)(5), or (y) DLR is otherwise unable to continue to cover Ruberg under its group health plans or doing so would jeopardize the tax-qualified status of such plans, then, in either case, an amount equal to the monthly plan premium payment shall thereafter be paid to Ruberg as currently taxable compensation in substantially equal monthly installments over the Continuation Period (or the remaining portion thereof).
(iv)	For a period commencing on the Termination Date and ending on the twelve (12)-month anniversary of the Termination Date, DLR shall, at its sole expense and on an as-incurred basis, provide Ruberg with outplacement counseling services directly related to Ruberg’s Termination, the provider of which shall be selected by DLR.
(v)	Ruberg’s outstanding DLR equity or equity-based awards shall be subject to the applicable DLR Group equity incentive plan and award agreements evidencing such awards, including the vesting and payment provisions thereunder.
B.	Change in Control. Subject to these Severance Terms and the terms of the Amended Management Agreement, in the event that a Change in Control (as defined in the Digital Realty Trust, Inc., Digital Services, Inc., and Digital Realty Trust, L.P. 2014 Incentive Award Plan, as amended, or any successor incentive plan) occurs during the Term and, within the time period beginning sixty (60) days prior to such Change in Control and ending on the second anniversary of such Change in Control, Ruberg incurs a Termination by the DLR Group without Cause or by Ruberg for Good Reason, then, in addition to any other accrued amounts payable to Ruberg through the Termination Date, Ruberg shall be entitled to the payments and benefits provided in Section I(A)(i) hereof, subject to the terms and conditions thereof (including the Release requirement set forth in Section I(A)), except that, for purposes of this Section I(B), the Severance Multiple shall be equal to two (2.0) (instead of one (1.0)). For purposes of this Section I(B), in the event that such termination occurs within sixty (60) days prior to such Change in Control, then any amounts that become payable pursuant to this Section I(B) in excess of the amounts paid or payable pursuant to Section I(A)(i) shall be paid no later than the later of the date that is ten (10) days following the date of such Change in Control or the date that is sixty (60) days following Ruberg’s Termination Date (with the exact date to be determined by DLR in its discretion).
C.	Death or Disability. Subject to these Severance Terms and the terms of the Amended Management Agreement, and notwithstanding anything to the contrary contained herein, in the event of a Termination by reason of Ruberg’s death or Disability, then, in addition to any other accrued amounts payable to Ruberg through the Termination Date, DLR and/or INXII will pay and provide Ruberg (or Ruberg’s estate or legal representative) with the following payments and benefits:
(i)	payable within sixty (60) days after Ruberg’s Termination Date (with the exact payment date to be determined by DLR in its discretion), a lump-sum severance payment in an amount equal to the sum of (A) Ruberg’s Annual Remuneration as in effect on the Termination Date, plus (B) Ruberg’s target Annual Bonus for the fiscal year in which the Termination Date occurs, plus (C) the Stub Year Bonus, plus (D) the Prior Year Bonus, if any;
(ii)	Ruberg’s outstanding DLR equity or equity-based awards shall be subject to the terms and conditions of the applicable DLR Group equity incentive plans and award agreements evidencing such awards, including the vesting and payment provisions thereunder.

Exhibit A-1

D.Retirement.
(i)	Benefits. Subject to these Severance Terms and the terms of the Amended Management Agreement, in the event of Ruberg’s Retirement during or upon the expiration of the term of the Amended Management Agreement, the DLR Group shall offer to Ruberg a consulting agreement (“Consulting Agreement”) for Ruberg to continue to provide to the DLR Group services to (x) support on matters that would normally involve the position and role last held by Ruberg at DLR and/or INXII prior to Ruberg’s Retirement and (y) litigation support and senior client relationship management services to the DLR Group; and provided that, within the specified period after the Termination Date, (A) Ruberg timely executes and does not subsequently revoke the Release and (B) enters into the Consulting Agreement, then:
1.	if Ruberg timely and properly elects to continue coverage under a DLR-sponsored group health plan pursuant to COBRA, for the Continuation Period, DLR shall pay the full amount of the monthly COBRA premium for Ruberg and Ruberg’s dependents (if applicable) participating in such plan on the Termination Date; provided, however, that if (A) any plan pursuant to which the DLR is providing such coverage is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code (as defined below) under Treasury Regulation Section 1.409A-1(a)(5), or (B) DLR is otherwise unable to continue to cover Ruberg under its group health plans or doing so would jeopardize the tax-qualified status of such plans, then, in either case, an amount equal to the monthly plan premium payment shall thereafter be paid to Ruberg as currently taxable compensation in substantially equal monthly installments over the continuation period (or the remaining portion thereof); and
2.	Ruberg’s outstanding DLR equity-based awards shall be subject to DLR’s equity incentive plan and award agreements evidencing such awards (including the vesting and payment provisions thereunder) during the term of the Consulting Agreement.
(ii)	Consulting Agreement. In the event that Ruberg and the DLR Group enter into a Consulting Agreement pursuant to Section I(D):
1.	The Consulting Agreement shall (A) be entered into prior to or on Ruberg’s Retirement date and be effective immediately upon Ruberg’s Retirement to ensure that there is no lapse in Ruberg’s continued service to the DLR Group, (B) be for a term that ends immediately after the last vesting date to occur of any DLR equity-based award held by Ruberg as of the date of Ruberg’s Retirement, (C) not require Ruberg to provide more than two hundred fifty (250) hours of services per year, with compensation for such services to be reasonably agreed between Ruberg and the DLR Group, (D) include such other terms and conditions reasonably prescribed by the DLR Group, and (E) include non-competition, non-solicitation, and other restrictive covenants applicable during and after the term of the Consulting Agreement that are no less protective of the DLR Group than those referenced in Section II of these Severance Terms.
2.	The Consulting Agreement and the relationship established thereby may be terminated during the term of such Consulting Agreement by the DLR Group only for “cause” (defined in a manner substantially similar to, and no more expansive in scope than, Cause (as defined below)), and by Ruberg for any reason. In the event that the Consulting Agreement and the relationship

Exhibit A-2

established thereby are terminated (A) by Ruberg for any reason or (B) by the DLR Group for “cause,” any outstanding awards that are unvested at the time of such termination shall be forfeited without payment of any consideration therefor. In the event the Consulting Agreement and the relationship established thereby are terminated by mutual agreement, the treatment of any outstanding awards held by Ruberg upon such termination shall be mutually determined by Ruberg and the DLR Group at the time of such termination.
3.	With respect to Ruberg’s Retirement, Ruberg also agrees that any post-termination covenants contained in these Severance Terms and/or the Amended Management Agreement, any prior agreements between Ruberg and the DLR Group, and Ruberg’s ECCA shall commence upon the expiration or termination of the period under the Consulting Agreement (and, for the avoidance of doubt, not upon the date of Ruberg’s Retirement) and apply in full force and effect.
4.	In the event that the Consulting Agreement and the relationship established thereby are terminated by Ruberg for any reason or by the DLR Group for “cause,” in either case, Ruberg shall thereupon tender Ruberg’s resignation from all directorships in accordance with Section 4 above, which resignation may be accepted by the DLR Group in its sole discretion.
(iii)	Termination of Consulting Agreement Without Cause or Failure to Offer Consulting Agreement. In the event that the Consulting Agreement and the relationship established thereby are terminated by the DLR Group without “cause” or the DLR Group fails to offer to Ruberg a Consulting Agreement in connection with Ruberg’s Retirement, then Ruberg’s outstanding DLR equity-based awards shall be subject to DLR’s equity incentive plan and award agreements evidencing such awards (including the vesting and payment provisions thereunder).]
II.

RELEASE; COMPLIANCE WITH COVENANTS. Ruberg acknowledges and agrees that Ruberg has entered into agreements with the DLR Group containing certain nondisclosure, intellectual property assignment, non-competition, and non-solicitation provisions, including as set forth in the Amended Management Agreement and ECCA, and that Ruberg shall be bound by, and shall continue to comply with Ruberg’s obligations under those agreements and any other agreement between Ruberg and the DLR Group containing restrictive covenants (“Restrictive Covenants”). Notwithstanding anything contained herein, Ruberg’s right to receive the payments and benefits set forth in these Severance Terms are conditioned on and subject to (A) Ruberg’s execution within twenty-one (21) days (or, to the extent required by applicable law, forty-five (45) days) following the Termination Date and non-revocation within seven (7) days thereafter of the Release of claims against the DLR Group, and (B) Ruberg’s continued compliance with the Restrictive Covenants.

III.	DEFINITIONS. For purposes of these Severance Terms:
A.	“Cause” means (A) Ruberg’s willful and continued failure to substantially perform Ruberg’s duties with DLR and/or INXII or their respective subsidiaries or affiliates (other than any such failure resulting from Ruberg’s incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Ruberg by DLR and/or INXII, which demand specifically identifies the manner in which DLR and/or INXII believe that Ruberg has not substantially performed Ruberg’s duties; (B) Ruberg’s willful commission of an act of fraud or dishonesty resulting in economic or financial injury to DLR and/or INXII or their respective subsidiaries or affiliates; (C) Ruberg’s conviction of, or entry by Ruberg of a guilty or no contest plea to, the commission of a felony or a crime involving moral turpitude; (D) a willful breach by Ruberg of any

Exhibit A-3

fiduciary duty owed to DLR and/or INXII which results in economic or other injury to DLR and/or INXII or their respective subsidiaries or affiliates; (E) Ruberg’s willful and gross misconduct in the performance of Ruberg’s duties that results in economic or other injury to DLR and/or INXII or their respective subsidiaries or affiliates; or (F) a material breach by Ruberg of any of Ruberg’s obligations under these Severance Terms and any agreement, including the Amended Management Agreement, with DLR and/or INXII or their respective subsidiaries or affiliates after written notice is delivered to Ruberg by the DLR and/or INXII which specifically identifies such breach. For purposes of this provision, no act or failure to act on Ruberg’s part will be considered “willful” unless it is done, or omitted to be done, by Ruberg in bad faith or without reasonable belief that Ruberg’s action or omission was in the best interests of the DLR and/or INXII. Notwithstanding the foregoing, in the event Ruberg incurs a “separation from service” by reason of a Termination by DLR and/or INXII (other than by reason of Ruberg’s death or Disability, pursuant to clause (C) of this paragraph, or due to the expiration of the Term or DLR’s or INXII’s election not to renew or extend the Term (or any Termination in connection therewith)) on or before the second anniversary of a Change in Control or within sixty (60) days prior to such Change in Control, it shall be presumed for purposes of these Severance Terms that such Termination was effected by the DLR and/or INXII other than for Cause unless the contrary is established by the DLR and/or INXII.
B.	“Disability” shall mean a disability that qualifies or, had Ruberg been a participant, would qualify Ruberg to receive long-term disability payments under the DLR’s group long-term disability insurance plan or program, as it may be amended from time to time.
C.	“Good Reason” shall mean the occurrence of any one or more of the following events without Ruberg’s prior written consent, unless DLR and/or INXII correct the circumstances constituting Good Reason (provided such circumstances are capable of correction) prior to the Termination Date: (A) DLR’s and/or INXII’s assignment to Ruberg of any duties materially inconsistent with Ruberg’s position (including status, offices, titles, and reporting requirements), authority, duties, or responsibilities, or any other action by DLR and/or INXII which results in a material diminution in such position, authority, duties, or responsibilities, excluding for this purpose an isolated, insubstantial, and inadvertent action not taken in bad faith and which is remedied by DLR and/or INXII; (B) DLR’s and/or INXII’s material reduction of Ruberg’s annual base salary or bonus opportunity, each as in effect on the date hereof or as the same may be increased from time to time; (C) the relocation of DLR’s and/or INXII’s offices at which Ruberg is principally engaged (“Principal Location”) to a location more than forty-five (45) miles from such location, or DLR’s and/or INXII’s requiring Ruberg to be based at a location more than forty-five (45) miles from the Principal Location, except for required travel on business for DLR and/or INXII; or (D) a material breach by DLR and/or INXII of Section 7.5 of the Amended Management Agreement. Notwithstanding the foregoing, Ruberg will not be deemed to have resigned for Good Reason unless (x) Ruberg provides DLR and/or INXII with written notice of the circumstances constituting Good Reason within thirty (30) days after the initial occurrence or existence of such circumstances, (y) DLR and/or INXII fails to correct the circumstance so identified within thirty (30) days after the receipt of such notice (if capable of correction), and (z) the Termination Date occurs no later than ninety (90) days after the initial occurrence of the event constituting Good Reason.
D.	“Prior Year Bonus” shall mean, for any Termination Date that occurs between January 1 of any fiscal year and the date that annual bonuses are paid by the DLR and/or INXII for the immediately preceding year (“Prior Year”), Ruberg’s target annual bonus (without giving effect to any reduction which constitutes Good Reason) for such Prior Year, unless the Compensation Committee has determined Ruberg’s bonus for such Prior Year, in which case the Prior Year Bonus shall be the bonus determined by the Compensation Committee, if any. The Prior Year Bonus, if any, shall be in lieu of Ruberg’s annual bonus for the Prior Year. There will be no Prior Year Bonus in connection with any Termination Date that occurs on or after the date DLR and/or

Exhibit A-4

INXII pay annual bonuses for the Prior Year through the end of the year in which the Termination Date occurs.
E.	“Retirement” shall mean Ruberg’s voluntary retirement from Ruberg’s engagement with DLR and INXII at a time when (A) Ruberg has attained at least fifty-five (55) years of age, (B) Ruberg has completed at least ten (10) Years of Service (as defined below) with DLR and/or INXII, and (C) Ruberg’s combined age plus Years of Service equals at least seventy (70), provided that Ruberg has provided DLR and INXII with at least twelve (12) months’ advance written notice of Ruberg’s retirement (or such other shorter minimum advance written notice that is acceptable to the board of the REIT in its sole discretion), which notice shall be provided no earlier than the earlier of (a) such time as Ruberg has satisfied the conditions set forth in clauses (A), (B) and (C) above and (b) the Effective Date of the Amended Management Agreement (“Notice Period”). For purposes of these Severance Terms and the Amended Management Agreement, (x) if, during the Notice Period, Ruberg incurs a Termination by DLR and/or INXII without Cause, such Termination shall be deemed to have occurred by reason of Ruberg’s Retirement for purposes of these Severance Terms (and, for the avoidance of doubt, Ruberg will not be entitled to any payments or benefits under these Severance Terms as if Ruberg had incurred a Termination by DLR and/or INXII without Cause), (y) if, during the Notice Period, Ruberg incurs a Termination for any other reason, such Termination shall not be deemed to have occurred by reason of Ruberg’s Retirement for purposes of these Severance Terms, and (z) provided that Ruberg continues in engagement with DLR and/or INXII through the Notice Period, Ruberg’s engagement with DLR and INXII (other than pursuant to the Consulting Agreement) shall automatically terminate upon the termination date set forth in such notice (or such other date accepted by the board of the REIT).
F.	“Stub Year Bonus” shall mean the product obtained by multiplying (A) Ruberg’s target annual bonus for the fiscal year in which the Termination Date occurs (without giving effect to any reduction which constitutes Good Reason) multiplied by (B) a fraction, the numerator of which is the number of calendar days that have elapsed in the then current fiscal year through the Termination Date and the denominator of which is 365; provided, however, that in the case of Ruberg’s Retirement, “Stub Year Bonus” shall mean the product obtained by multiplying (x) the average annual bonus earned by Ruberg for the three (3) DLR and/or INXII fiscal years immediately preceding the DLR and/or INXII fiscal year in which Ruberg’s Retirement occurs multiplied by (y) a fraction, the numerator of which is the number of calendar days that have elapsed in the then current fiscal year through the date of Ruberg’s Retirement and the denominator of which is 365.
G.	“Termination” means a termination of Ruberg’s engagement as a statutory director of INXII in the Netherlands and as a service provider of the DLR Group (including as EVP, Strategic Advisor or such other position(s) as may then be held by Ruberg).
H.	“Termination Date” means the date on which a Termination occurs.
I.	“Years of Service” means the aggregate period of time, expressed as a number of whole years and fractions thereof, during which Ruberg was a service provider of the DLR Group (including INXII and its predecessor) in paid status.
IV.	LEGAL TERMS AND CONDITIONS.
A.TERMINATION OF OFFICES AND DIRECTORSHIPS. Effective as of the Termination Date, except to the extent otherwise determined by the Board of Directors of the REIT (“Board”) in its sole discretion, Ruberg shall be deemed to have resigned from all offices, directorships, and other service provider positions, if any, then held with the DLR Group and Ruberg agrees that Ruberg shall take all actions reasonably requested by DLR to effectuate the foregoing. Upon a termination of the Amended

Exhibit A-5

Management Agreement for any reason, Ruberg’s position as a statutory director in the Netherlands and all of his positions with the DLR Group (including as EVP, Strategic Advisor or any other position as then-held by Ruberg) shall automatically and without further action terminate.
B.	LIMITATION ON PAYMENTS.
a.Best Pay Cap. Notwithstanding any other provision of these Severance Terms or the Amended Management Agreement, in the event that any payment or benefit received or to be received by Ruberg (including any payment or benefit received in connection with a Termination, whether pursuant to these Severance Terms or any other plan, arrangement or agreement) (all such payments and benefits, including the payments and benefits set forth in Section I of these Severance Terms, together, the “Total Payments”) would be subject (in whole or part) to the excise tax (“Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (“Code”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, Ruberg’s remaining Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of foreign, federal, state and local income taxes applicable to such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of foreign, federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Ruberg would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). The reduction undertaken pursuant to this Section IV(B) shall be accomplished first by reducing or eliminating any cash payments subject to Section 409A of the Code as deferred compensation (with payments to be made furthest in the future being reduced first), then by reducing or eliminating cash payments that are not subject to Section 409A of the Code, then by reducing payments attributable to equity-based compensation (or the accelerated vesting thereof) subject to Section 409A of the Code as deferred compensation (with payments to be made furthest in the future being reduced first), and finally, by reducing payments attributable to equity-based compensation (or the accelerated vesting thereof) that is not subject to Section 409A of the Code; provided that all payments to which Treas. Reg. §1.280G-1, Q&A-24(b) or (c) does not apply shall be reduced or eliminated before any payments to which Treas. Reg. §1.280G-1, Q&A-24(b) or (c) applies.
b.Certain Exclusions. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments, the receipt or retention of which Ruberg has waived at such time and in such manner so as not to constitute a “payment” within the meaning of Section 280G(b) of the Code, will be taken into account; (ii) no portion of the Total Payments will be taken into account which, in the written opinion of an independent, nationally recognized accounting firm (“Independent Advisors”) selected by the REIT, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments will be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.
C.	SECTION 409A.
a.To the extent applicable, these Severance Terms shall be interpreted and applied consistent and in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of these Severance Terms or

Exhibit A-6

in the Amended Management Agreement to the contrary, if at any time DLR determines that any compensation or benefits payable under these Severance Terms may not be compliant with or exempt from Section 409A of the Code and related Department of Treasury guidance, the parties shall work together to adopt such amendments to these Severance Terms or adopt other policies and procedures (including amendments, policies, and procedures with retroactive effect), or take such other actions, as the parties determine are necessary or appropriate to (i) exempt such compensation and benefits from Section 409A of the Code and/or preserve the intended tax treatment of such compensation and benefits, or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance; provided, however, that this Section IV(C)(a) shall not create any obligation on the part of any member of the DLR Group to adopt any such amendment, policy, or procedure or take any such other action and shall create no guarantee of any particular tax treatment to Ruberg. Ruberg shall be solely responsible for tax consequences with respect to all amounts payable under these Severance Terms, and in no event shall DLR or any other member of the DLR Group have any liability or responsibility if these Severance Terms do not meet any applicable requirements of Section 409A of the Code.
b.To the extent permitted under Section 409A of the Code, any separate payment or benefit under these Severance Terms or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A of the Code and this Section IV(C) to the extent provided in the exceptions in Treasury Regulation Section 1.409A-l(b)(4), Section 1.409A-l(b)(9) or any other applicable exception or provision of Section 409A of the Code.
c.To the extent that compensation or benefits payable under these Severance Terms (i) constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code or (ii) are intended to be exempt from Section 409A of the Code under Treasury Regulation Section 1.409A-1(b)(9)(iii), and are designated under these Severance Terms as payable upon (or within a specified time following) a Termination, such compensation or benefits shall, subject to Section IV(C)(d) below, be payable only upon (or, as applicable, within the specified time following) Ruberg’s “separation from service” from the DLR Group (within the meaning of Section 409A(a)(2)(A)(i) of the Code).
d.Notwithstanding anything to the contrary in these Severance Terms, no compensation or benefits, including without limitation any termination payments or benefits payable under Section I of these Severance Terms, shall be paid to Ruberg prior to the expiration of the six (6)-month period following Ruberg’s “separation from service” from the DLR Group (within the meaning of Section 409A(a)(2)(A)(i) of the Code) to the extent that the DLR Group determines that paying such amounts at the time or times indicated in these Severance Terms would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of Ruberg’s death), the DLR Group shall pay Ruberg a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Ruberg during such six (6)-month period, plus interest thereon from the Termination Date through the payment date at a rate equal to the then-current “applicable Federal rate” determined under Section 7872(f)(2)(A) of the Code.
e.To the extent that any payments or reimbursements provided to Ruberg under these Severance Terms are deemed to constitute compensation to which Treasury Regulation Section 1.409A-3(i)(l)(iv) would apply, such amounts shall be paid or reimbursed to Ruberg reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and Ruberg’s right to such payments or reimbursement shall not be subject to liquidation or exchange for any other benefit.
f.In the event of any installment payment of compensation under these Severance Terms, each installment shall be treated as a separate payment of compensation for purposes of applying Section 409A.

Exhibit A-7

g.If any payment subject to Section 409A is contingent on the delivery of a Release by Ruberg and the aggregate period during which Ruberg is entitled to consider and/or revoke such Release spans two calendar years, the payment shall not be made prior to the beginning of the second such calendar year (and any payments otherwise payable prior thereto (if any) shall instead be paid on the first regularly scheduled payroll date of the applicable member of the DLR Group occurring in the latter such calendar year).
D.ARBITRATION. Except to the extent otherwise provided in the ECCA or any other agreement containing Restrictive Covenants, any dispute, controversy or claim arising out of or relating to this contract, including the formation, interpretation, breach or termination thereof, including whether the claims asserted are arbitrable, will be referred to and finally determined by arbitration in accordance with the JAMS Comprehensive Arbitration Rules and Procedures (“JAMS Rules”). The tribunal will consist of a sole arbitrator appointed by mutual agreement by the disputing parties; however, in the event the parties cannot reach agreement on an arbitrator within 5 business days after commencement of discussions on the selection of the arbitrator, the appointment of the arbitrator shall be conducted in accordance with the processes set forth in the JAMS Rules and the arbitrator shall be a retired judge of a United States federal court. The seat of the arbitration will be San Francisco. The language to be used in the arbitral proceedings will be English. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the applicable jurisdiction(s) referenced in Article 13.4 of the Amended Management Agreement, and the arbitrator is without jurisdiction to apply any different substantive law. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the United States Federal Rules of Civil Procedure. Judgment upon the award may be entered in any court having jurisdiction thereof. Each party will pay the fees for his, her or its own attorneys, subject to any fee-shifting statutes that govern the claims at issue in arbitration. However, in all cases where required by law, DLR will pay the arbitrator’s and the arbitration fees. If under applicable law DLR is not required to pay all of the arbitrator’s and/or the arbitration fees, such fee(s) will be apportioned between the parties by the arbitrator in accordance with said applicable law, and any disputes in that regard will be resolved by the arbitration. The parties undertake to keep confidential all awards in their arbitration, together with all materials in the proceedings created for the purpose of the arbitration and all other documents produced by another party in the proceedings not otherwise in the public domain, except to the extent that disclosure is required by applicable law.
E.ACKNOWLEDGEMENT. Ruberg hereby acknowledges (i) that Ruberg has consulted with or have had the opportunity to consult with independent counsel of Ruberg’s own choice concerning these Severance Terms, and has been advised to do so by the other parties, and (B) that Ruberg has read and understands these Severance Terms, is fully aware of their legal effect, and has entered into this Amended Management Agreement freely based on Ruberg’s own judgment.

Exhibit A-8

Appendix 1
General Release of Claims

In consideration of the payments and benefits set forth in that certain Amended Management Agreement, dated January 4, 2021, between the undersigned (including the exhibits thereto, “Ruberg”), Digital Realty Trust, Inc. DLR, LLC and InterXion II B.V. (“Amended Management Agreement”), and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, Ruberg does hereby release and forever discharge the “Releasees” hereunder, consisting of Digital Realty Trust, Inc., a Maryland corporation, Digital Realty Trust, L.P., a Maryland limited partnership, and DLR, LLC, a Maryland limited liability company, InterXion II B.V. (collectively, the “Company”), each of their subsidiaries and affiliates, and, in their capacity as such, each of their predecessors, successors, partners, directors, officers, employees, attorneys, and agents of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees, or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Ruberg now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof. The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to the service relationship, employment, or termination of service or employment of Ruberg; any alleged breach of any express or implied contract of employment or other service (including any claim arising under the Amended Management Agreement); any alleged torts or other alleged legal restrictions on the Releasee’s right to terminate the employment or other service of Ruberg; and any alleged violation of any federal, state, or local statute or ordinance including, without limitation, the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et seq.; Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; the Equal Pay Act, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, as amended, 29 U.S.C. § 2601 et seq. (“FMLA”); the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. § 12101 et seq.; the False Claims Act, as amended, 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Fair Labor Standards Act, as amended, 29 U.S.C. § 215 et seq.; the Sarbanes-Oxley Act of 2002; the Worker Adjustment Notification and Retaining Act; the California Labor Code; the California Fair Employment and Housing Act, as amended; the California Family Rights Act, as amended; the California Worker Adjustment Notification and Retraining Act; and all other federal, state, and local employment and civil rights laws.

Notwithstanding the foregoing, this Release shall not be construed in any way to operate to release any rights or Claims of Ruberg (i) to payments and benefits under the Amended Management Agreement, (ii) to payments or benefits under any agreement between Ruberg and the Company evidencing outstanding stock options, profits interest units, or other equity-based awards in the Company held by Ruberg, (iii) to accrued or vested benefits Ruberg may have, if any, as of the date hereof under any applicable plan, policy, practice, program, contract, or agreement with the Company, (iv) for indemnification and/or advancement of expenses, arising under any indemnification agreement between Ruberg and the Company or under the bylaws, certificate of incorporation, or other similar governing document of the Company, (v) to any rights or benefits that may not be waived pursuant to applicable law, including, without limitation, any right to unemployment insurance benefits, or (vi) to bring to the attention of the Equal Employment

Opportunity or California Department of Fair Employment and Housing claims of discrimination, harassment, or retaliation, or (vii) to communicate directly with, cooperate with or provide information to, any federal, state, or local government regulator; provided, however, that Ruberg does release Ruberg’s right to secure damages for any alleged discriminatory, harassing, or retaliatory treatment (except that nothing in this Release shall be interpreted to prohibit or prevent Ruberg from recovering an award for filing or participating in any whistleblower complaint filed with the Securities and Exchange Commission).

RUBERG ACKNOWLEDGES THAT RUBERG HAS BEEN ADVISED BY LEGAL COUNSEL AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

RUBERG, BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS RUBERG MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT. In connection with such waiver and relinquishment, Ruberg hereby acknowledges that Ruberg may hereafter discover claims or facts in addition to, or different from, those which he now knows or believes to exist, but that Ruberg expressly agrees to fully, finally, and forever settle and release any and all claims, known or unknown, suspected or unsuspected, which exist or may exist on Ruberg’s behalf against the Company and/or Releasees at the time of execution of this Release.

IN ACCORDANCE WITH THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990, RUBERG IS HEREBY ADVISED AS FOLLOWS:

(A)RUBERG HAS THE RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE;

(B)RUBERG HAS TWENTY-ONE (21) DAYS TO CONSIDER THIS RELEASE BEFORE SIGNING IT;

(C)RUBERG HAS SEVEN (7) DAYS AFTER SIGNING THIS RELEASE TO REVOKE THIS RELEASE, AND THIS RELEASE WILL BECOME EFFECTIVE UPON THE EXPIRATION OF THAT REVOCATION PERIOD; AND

(D)BY SIGNING THIS RELEASE, RUBERG SPECIFICALLY ACKNOWLEDGES THAT RUBERG KNOWINGLY AND VOLUNTARILY WAIVES ALL RIGHTS OR CLAIMS ARISING UP TO AND THROUGH THE DATE OF EXECUTION UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967.

If Ruberg wishes to revoke his acceptance of this Release, Ruberg must deliver such notice in writing, no later than 5:00 p.m. Pacific Time on the 7th day following his signature to [NAME], [TITLE], Human Resources of the Company, at emailaddress@digitalrealty.com by e-mail. If Ruberg does not revoke acceptance of this Release within the seven (7) day period, Ruberg’s acceptance of this Agreement shall become binding and enforceable on the eighth day following the date Ruberg executed this Release.

Ruberg represents and warrants that there has been no assignment or other transfer of any interest in any Claim which Ruberg may have against the Releasees, or any of them, and Ruberg agrees to indemnify and hold the Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses, and attorneys’ fees incurred by the Releasees, or any of them, as the result of any such assignment or transfer of any rights or Claims. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against Ruberg under this indemnity.

Ruberg represents that Ruberg has no lawsuits, Claims, or actions pending in Ruberg’s name, or on behalf of Ruberg or any other person or entity, against any of the Releasees. Ruberg agrees that Ruberg will not voluntarily provide assistance, information, or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any actual or potential Claim or cause of action of any kind against the Releasees and that Ruberg shall not induce or encourage any person or entity to do so, unless compelled or authorized to do so by law. Notwithstanding the foregoing, Ruberg retains the right to file a charge with the Equal Employment Opportunity Commission and equivalent state and local agencies, and to cooperate with investigations by any such agency.

Ruberg acknowledges and represents that Ruberg has not suffered any discrimination or harassment by any of the Releasees on account of race, gender, national origin, religion, marital or registered domestic partner status, sexual orientation, age, disability, veteran status, medical condition, or any other characteristic protected by applicable law. Ruberg acknowledges and represents that Ruberg has not been denied any leave, benefits, or rights to which Ruberg may have been entitled under the FMLA or any other federal or state law, and that Ruberg has not suffered any job-related wrongs or injuries for which Ruberg might be entitled to compensation or relief. Ruberg further acknowledges and represents that, other than the benefits that will be provided to Ruberg pursuant to the Amended Management Agreement, Ruberg has been paid all wages, bonuses, compensation, benefits, and other amounts that any of the Releasees has ever owed to Ruberg, and Ruberg is not entitled to any additional compensation, severance, or benefits after the date hereof, with the sole exception of any benefit the right to which has vested under the express terms of a Company benefit plan document. Ruberg represents and warrants that all of the factual representations made herein are true in all material respects.

In addition, Ruberg acknowledges and agrees that Ruberg is bound by certain covenants and provisions set forth in the Amended Management Agreement as well as in the Employee Confidentiality and Covenant Agreement (“ECCA”), if any, and that such covenants and provisions shall survive the termination of Ruberg’s service with the Company and shall remain in full force and effect in accordance with the terms of the Amended Management Agreement and ECCA. Ruberg further acknowledges and agrees that Ruberg’s right to receive the payment and benefits set forth in the Amended Management Agreement is conditioned on and subject to Ruberg’s continued compliance with the restrictive covenants set forth in the Amended Management Agreement and ECCA. Notwithstanding anything herein or in the Amended Management Agreement or the ECCA to the contrary, Ruberg acknowledges and agrees that, pursuant to 18 USC Section 1833(b), Ruberg will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Ruberg agrees that if Ruberg hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against the Releasees, or any of them, any of the Claims released hereunder, then Ruberg agrees to pay to the Releasees, and each of them, in addition to any other damages caused to the Releasees thereby, all attorneys’ fees incurred by the Releasees in defending or otherwise responding to said suit or Claim; provided, that, this paragraph shall not apply with respect to any compulsory counterclaims, within the meaning of Rule 13(a) of the Federal Rules of Civil Procedure, asserted by Ruberg against the Releasees bringing claims against Ruberg as set forth above.

Ruberg further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to Ruberg.

Ruberg agrees that if any provision of this Release is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Release and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. Ruberg understands that this Release, together with the Amended Management Agreement and any ECCA executed by Ruberg, constitutes the complete, final, and exclusive embodiment of the entire agreement between Ruberg and the Company with regard to the subject matter hereof. Ruberg is not relying on any promise or representation by the Company that is not expressly stated therein. The Parties further understand and agree that this Release may be amended only by a written instrument executed by all parties hereto.

IN WITNESS WHEREOF, the undersigned has executed this Release on [DATE].

David Ruberg

EXHIBIT B
EMPLOYEE CONFIDENTIALITY AND COVENANT AGREEMENT

[Intentionally Omitted]